Exhibit (a)(1)(R)
EMAIL REGARDING UPDATED HYPOTHETICAL EXCHANGE RATIOS
To: Eligible Optionholders
Date: July 7, 2009
Subject: Aspect Medical Systems Offer to Exchange Certain Outstanding Stock Options for New Stock Options
     As a reminder, July 10, 2009 will be the last day to elect to exchange your eligible options as part of the Aspect Medical Systems, Inc. Offer to Exchange Certain Outstanding Options for New Stock Option Grants, referred to as the exchange offer. The exchange offer will expire at 11:59 p.m., Eastern Time on July 10, 2009. After 4:00 p.m., Eastern Time, on July 10, 2009, we will distribute by e-mail to all eligible option holders the exact ratios to be used in the exchange offer.
     We are sending this email to you to:
•	provide in the table below updated hypothetical exchange ratios that would be used in the exchange offer assuming various closing prices of our common stock on the expiration date of the exchange offer, and

•	provide you with the website address on our Intranet, http://ams-intranet/default.aspx, where you will find the updated hypothetical exchange ratios.
Table of Hypothetical Exchange Ratios Based On Various Assumed Closing Prices of Our Common Stock on July 10, 2009
     In the following table, we have assumed that the closing price of our common stock on Nasdaq on the expiration date of the offer will be $6.06, which is equal to the closing price of our common stock on July 7, 2009. We have also included additional closing prices that represent both 10% ($6.67) and 20% ($7.27) upward and 10% ($5.45) and 20% ($4.85) downward declines in the assumed closing price. We have selected a volatility spread of up to 20% based upon our common stock’s average volatility over the 45-day period prior to June 18, 2009.
Exchange Ratios for Eligible Options Granted Under 1998 Plan

	Exchange Ratio —	Exchange Ratio —	Exchange Ratio —	Exchange Ratio —	Exchange Ratio —
Exercise Price of	$4.85 Closing Stock	$5.45 Closing Stock	$6.06 Closing Stock	$6.67 Closing Stock	$7.27 Closing Stock
Eligible Option	Price	Price	Price	Price	Price

$15.000	67:1	41:1	28:1	20:1	15:1
$23.625	53:1	37:1	27:1	21:1	17:1
$24.500	63:1	43:1	31:1	24:1	19:1
$28.625	328:1	196:1	126:1	87:1	62:1
$47.875	29582:1	13225:1	6642:1	3654:1	2163:1

Exchange Ratios for Eligible Options Granted Under 2001 Plan

	Exchange Ratio —	Exchange Ratio —	Exchange Ratio —	Exchange Ratio —	Exchange Ratio —
Exercise Price of	$4.85 Closing Stock	$5.45 Closing Stock	$6.06 Closing Stock	$6.67 Closing Stock	$7.27 Closing Stock
Eligible Option	Price	Price	Price	Price	Price

$15.230	3:1	3:1	2:1	2:1	2:1
$15.590	2:1	2:1	2:1	2:1	2:1
$15.660	3:1	3:1	3:1	2:1	2:1
$16.150	3:1	3:1	3:1	3:1	2:1
$16.980	3:1	3:1	3:1	3:1	2:1
$17.000	3:1	3:1	3:1	2:1	2:1
$17.300	3:1	3:1	3:1	3:1	2:1
$17.990	3:1	3:1	3:1	2:1	2:1
$18.200	3:1	3:1	3:1	2:1	2:1
$20.610	3:1	3:1	3:1	3:1	2:1
$26.790	4:1	4:1	3:1	3:1	3:1
$27.000	3:1	3:1	3:1	3:1	3:1
$29.250	4:1	3:1	3:1	3:1	3:1
$31.800	4:1	4:1	4:1	3:1	3:1
$32.330	4:1	4:1	4:1	3:1	3:1
$34.900	4:1	4:1	4:1	3:1	3:1
     The number of shares subject to each new option will be determined by (a) calculating an exchange ratio equal to the value of a new option divided by the value of an eligible option exchanged for that new option, calculated as of the expiration date, and (b) dividing the number of shares subject to the eligible option grant by the applicable exchange ratio, adjusted, if necessary, to eliminate any fractional shares. For purposes of applying the exchange ratios, fractional shares underlying new options will be rounded down to the nearest whole share underlying such new option on a grant-by-grant basis. The following is an illustrative example based upon the foregoing table:
     Assuming that the closing price of our common stock on the date of the expiration of the offer is $6.06, which is the closing price of our common stock on Nasdaq today, July 7, 2009, an eligible option to purchase 300 shares granted under the 2001 Plan with a per share exercise price of $17.00 will have an exchange ratio of 3:1. Therefore, this eligible option will be exchangeable for a new option to purchase 100 shares, which is equal to the number of shares underlying the eligible option, or 300, divided by 3.
     If you would like to participate in this offer, you must properly complete and deliver to me an election to participate on the Election Form before 11:59 p.m., Eastern Time, on July 10, 2009. You must use one of the following means to deliver your signed Election Form:
By Mail or Courier
Aspect Medical Systems, Inc.
One Upland Road
Norwood, Massachusetts 02062
Attention: Kelley Forrest, Sr. Director, Human Resources
Phone: (617) 559-7110
By Facsimile
Aspect Medical Systems, Inc.
Attention: Kelley Forrest, Sr. Director, Human Resources
Facsimile: (617) 344-6126
By Hand or Interoffice Mail
Attention: Kelley Forrest, Sr. Director, Human Resources
By Email (By PDF or similar imaged document file)
kforrest@aspectms.com
     Only elections that are complete and actually received by the deadline will be accepted.
     If you have questions, please direct them to me by e-mail to kforrest@aspectms.com.